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                                                                EXHIBIT 10.3 (1)

                                SIXTH AMENDMENT
                                     TO THE
                        A. H. BELO CORPORATION EMPLOYEE
                          SAVINGS AND INVESTMENT PLAN


         A. H. Belo Corporation, a Delaware corporation, pursuant to authorization of its Board of Directors, adopts the following amendments to the
A. H. Belo Corporation Employee Savings and Investment Plan (the "Plan").

         1. Section 1.30 of the Plan ("Year of Service") is amended by the addition of the following paragraph:

                 Notwithstanding the foregoing, in determining whether an Employee of WWL-TV, Inc., a Delaware corporation ("WWL- TV"), has completed a Year of Service for purposes of eligibility to participate under Section 2.1, each such Employee who became an employee of WWL-TV on June 1, 1994, and who immediately prior to that date was an employee of Rampart Operating Partnership, a partnership organized under the laws of the State of Louisiana ("Rampart"), will receive credit for an Hour of Service for each hour for which the Employee was paid or entitled to payment by Rampart or any affiliate of Rampart determined in accordance with Section 1.17 and will receive credit for his period of employment with Rampart or any affiliate of Rampart calculated in the same manner as if it had been employment with a Controlled Group Member.

         2. Section 2.1 of the Plan ("Eligibility to Participate") is amended by the addition of the following sentence:

                 Notwithstanding the foregoing, each Employee of WWL-TV, Inc. who completed a Year of Service on or before May 31, 1994, will become a Participant on June 1, 1994, if he is classified as a full-time Employee in accordance with standard personnel practices of WWL-TV, Inc., and will become a Participant on July 1, 1994, if he is classified as a part-time Employee in accordance with such standard personnel practices.
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         3.      Section 3.2(d) of the Plan, which was added to the Plan by the
Fifth Amendment thereto, is amended in its entirety to read as follows:

                 (d) Participants Ineligible for Matching Contributions. Notwithstanding the foregoing provisions of this Section, no matching contributions will be made with respect to any Employee who is employed by DFW Suburban Newspapers, Inc. or by WWL-TV, Inc.

         4. The first sentence of Section 6.1(a) of the Plan ("Timing of Distributions") is amended in its entirety to read as follows:

                 Except as set forth in Sections 6.2 and 6.3, distribution of a Participant's vested Account Balances will be made as soon as practicable after the Valuation Date coinciding with or immediately following the Participant's termination of employment, or if earlier, the date on which the Participant becomes eligible to receive benefits under the Social Security Act on account of total and permanent disability.

         5. Section 6.3(e) of the Plan is amended in its entirety to read as follows:

                 (e) Source of Hardship Distributions. The cumulative amount distributed to a Participant on account of hardship will not exceed the amount of his Deferral Contributions that have not been previously withdrawn (but not the income allocable to his Deferral Contributions) and the balance, if any, of his Transfer Account.

         The amendment set forth in paragraph 4 will be effective as of October 1, 1989. The remaining amendments will be effective as of June 1, 1994.





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         Executed at Dallas, Texas, this 27th day of July, 1994.

                                                      A. H. BELO CORPORATION




                                                      By /s/ MICHAEL J. MCCARTHY





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